Exhibit 10.1

February 20, 2024
VIA EMAIL/DOCUSIGN
Glendon E. French
President and Chief Executive Officer

Dear Glen:
This letter confirms that you will be resigning from your roles as President and Chief Executive Officer of Pulmonx Corporation (the “Company”) effective as of March 15, 2024. Following that date, you will remain a full-time, at-will employee of the Company in the capacity of Senior Advisor through May 1, 2024 to assist with the onboarding of our new CEO. Your resignation as an employee of the Company will be effective at the close of business on May 1, 2024, which will be your last day of employment with the Company. You will not be eligible for (i) any severance benefits in connection with your resignation of employment, (ii) the corporate bonus for 2024, or (iii) a 2024 employee equity grant. Thereafter, you will remain a Class I member of the Company’s Board of Directors subject to re-election by the stockholders at our 2024 annual meeting, and until the earlier of your death, resignation or appointment or election of your successor and will be eligible to receive compensation for such service under the Company’s non-employee director compensation program. In addition, your outstanding equity awards will continue to vest in accordance with their terms subject to your continued service to the Company as a member of the Board.
Please let me know if you have any questions.
Sincerely,

/S/ David Lehman
David Lehman
General Counsel
On Behalf of the Pulmonx Corporation Board of Directors

Understood, Accepted and Agreed To:

/S/ Glendon E. French                February 20, 2024
Glendon E. French                Date

700 Chesapeake Drive / Redwood City / California 94063 / Tel: (650) 364-0400 / Fax: (650) 364-0403 / www.pulmonx.com